Exhibit 10.22

INVESTMENT AGREEMENT

THIS AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into this day of December 4th, 2020 (hereinafter referred to as “Effective Date”), by and between Sumisho Metalex Corporation, a Japanese corporation with its principal place of business at 1-43, Kandanishiki-cho, Chiyoda-ku, Tokyo 101-0054, Japan (hereinafter referred to as “SMX”)

and

FREYR AS, a Norwegian limited liability corporation with its principal place of business at Torggata lb, 8622 Mo I Rana, Norway (hereinafter referred to as “FREYR”).

SMX and FREYR may be individually referred to as a “Party” and collectively referred to as “Parties”.

WITNESSETH:

WHEREAS, FREYR and SMX entered into SERVICES AGREEMENT dated December 4th, 2020 (hereinafter referred to as “SERVICES AGREEMENT”), whereby FREYR agrees to consign the services to SMX and SMX agrees to undertake the services;

WHEREAS, FREYR shall grant warrants to SMX (in Norwegian: “frittsfående tegningsretter” and hereinafter referred to as “Warrant(s)”) as a payment in kind of the services fee which is equivalent to three hundred and seventy five thousand euros (EUR375,000) (the “Service Fee”) in lieu of a payment in cash based on SERVICES AGREEMENT; and

WHEREAS, the Parties wish to determine the details of the Warrants and the shares which SMX will acquire based on the Warrants.

NOW, THEREFORE, the Parties hereto agree as follows:

Article 1. Issuance and Subscription of Warrants

1)	The Warrants shall be issued by an extraordinary general meeting of FREYR to be held prior to the Due Date (as defined in the Services Agreement) (“EGM”).

2)	The resolution to be resolved by the EGM setting out the contents of the Warrants shall be as set forth in the Appendix A.

3)	FREYR shall issue and grant 2,308,526 Warrants (equivalent to three hundred and seventy five thousand euros) to SMX subject to the following terms (the date when SMX subscribes for the 2,308,526 Warrants in accordance with the resolution by the EGM in FREYR is referred to as “Warrants Issuance Date”):

(i)	Each Warrant shall give the right to subscribe for one (1) ordinary share in FREYR (“Share or Shares”);

(ii)	The Warrants shall be effective immediately upon issuance and may be exercised (i.e. converted into Shares) by SMX at its sole discretion, at any time during the Warrants Term as defined below;

(iii)	The Warrants shall be effective for three (3) years from the date when the Warrants are issued (“Warrants Term”); and

(iv)	The exercise price of each Warrant shall be 0.01 NOK per Warrant.

4)	If the consideration mechanism under this Agreement has material negative effect on FREYR and/or SMX for tax reasons or similar, the Parties shall in good faith seek to make necessary technical adjustments, provided that such adjustment shall not unreasonably alter the Parties’ rights and obligations under this Agreement, provided, however that the fact that FREYR cannot deduct the Service Fee as a cost shall not be considered to be a negative tax reason.

Article 2. Notification

FREYR shall issue a certificate of Warrants issuance to SMX in writing promptly after the EGM occurred.

Article 3. Closing

1)	The closing of the issuance of the Shares shall be the date when FREYR issues and SMX subscribes for the Shares in accordance with the Warrants (hereinafter referred to as “Closing”).

2)	The date of Closing shall be the date decided by SMX in its sole discretion in accordance with the terms of the Warrants.

3)	At the Closing, the Parties hereto shall take all necessary actions and procedures and create and execute necessary documents and agreements under this Agreement.

Article 4. Cooperation

FREYR shall, after the Warrants have been exercised, at its own expense execute and provide any future deeds, assignment, conveyances and other assurances, documents and instruments of transfer of Shares requested by SMX, and shall take any other action consistent with terms of this Agreement requested by SMX, for the purpose of assigning, transferring, granting, conveying and confirming of Shares to SMX. For the avoidance of doubt, SMX shall cover all expenses it may incur on its own in executing legal documentation associated with the Closing.

Article 5. Representations and Warranties

FREYR represents and warrants to SMX, as follows;

1)	FREYR has been legally established and remains effective.

2)	FREYR shall be responsible for taking necessary procedures and creating necessary documents to issue its Shares to SMX.

3)	FREYR obtains any and all permits, approvals and licenses required for FREYR’s business in Norway.

4)	The contents of the Warrants issued by FREYR shall be designated in Appendix A.

5)	No legal proceedings, labor dispute or other administrative or taxation procedures against FREYR are currently pending.

6)	FREYR warrants that the information provided by FREYR to SMX is accurate.

7)	FREYR shall provide its register of shareholders to the SMX promptly after the execution of this Agreement.

8)	FREYR shall not increase its share capital by way of increasing the nominal value of the Shares during the Warrants Term without the written consent from SMX which shall not be unreasonably withheld.

9)	To the knowledge of FREYR, the affiliates or shareholders of FREYR are not so-called anti-social forces or their equivalents (hereinafter referred to as “anti-social forces”), a company related to military industry through actions, not cooperating or participating in the maintenance or operation of anti-social forces, or having any interaction with anti-social forces and a company related to military industry.

Article 6. Information Disclosure

FREYR shall disclose its annual financial statements (balance sheet, income statement, statement of changes in shareholders’ equity and individual notes), annual business reports or annual business plans. FREYR shall provide SMX other documents as reasonably required by SMX regarding the business or property of FREYR to SMX within ninety (90) days from such request.

Article 7. Damages

Nothing contained herein shall be construed to prevent SMX from seeking and recovering from the damages sustained by FREYR as a result of;

1)	FREYR’s breach of any representation or warranty of FREYR which is designated in Article 5 of this Agreement, or

2)	FREYR’s breach of or failure to perform or fulfill any agreement of FREYR contained in or made pursuant to this Agreement.

Notwithstanding the above, if FREYR fails to grant the Warrants to SMX by the Due Date (as defined in the Services Agreement), such failure shall constitute a breach under this Agreement and FREYR shall in accordance with Article 7.2 of the Services Agreement pay the Services Fee to SMX in cash via wire transfer to the bank account in Japan designated by SMX within thirty (30) days after the Due Date (“Cure Cash Payment”). Provided that, if a payment due date is not a bank business day or falls on a bank holiday, payment shall be made on the preceding bank business day after the abovementioned date. FREYR shall bear the bank transfer fee. If the Cure Cash Payment is completed, the Parties acknowledge and agree that the breach as outlined in this Section 7.2 shall be deemed fully remedied and cured and SMX shall not have any further rights to any payment or compensation under this Agreement.

Article 8. Secondment

SMX has the right to second SMX’s employees to FREYR, provided however that the details of secondment shall be separately discussed and agreed in writing between the Parties.

Article 9. Put and Call Options

1) SMX shall have the right to terminate its Warrants or, if exercised, redeem all of its Shares in the event that any of the following occurs (the “Put Option”), subject to a ten (10) days written notice to FREYR (the “Put Option Notice”):

(i)	FREYR materially fails to perform or materially breaches any obligation or warranties under this Agreement and such failure or breach is not cured within thirty (30) days after dispatch of the notice requesting by SMX to remedy the breach;

(ii)	three (3) years have passed since SMX subscribed for the Warrants and no supply agreement has been entered into between FREYR and SMX; or

(iii)	as long as SMX has not exercised the Warrants; either ATS Next AS, Teknovekst NUF, or EDGE Global LLC (the “Major Shareholders”) sell or transfer all of its Shares.

If SMX exercises its Put Option, the Service Fee of EUR 375,000 shall become due and payable in cash. FRYER shall also pay interest on the Service Fee of EUR 375,000 at the rate of 2% per annum, which accrues on a daily basis, from the Warrants Issuance Date until payment of the Service Fee of EUR 375,000. The termination of Warrants or redemption of Shares (as applicable) by SMX and the payment by FREYR of the Service Fee together with the interests shall be completed within 14 days after FREYR has received the Put Option Notice.

2)	The Put Option shall automatically terminate at the earliest of (i) a Qualified Transaction Event (as defined below) having occurred, or (ii) at September 30, 2023.

3)	In the event that it becomes apparent that a Qualified Transaction Event will occur, FREYR may notify SMX of it in writing (the “Call Option Notice”) no later than ten (10) days before the closing of the Qualified Transaction Event. Only if FREYR has issued the Call Option Notice in accordance with the preceding sentence, FREYR shall have the right to terminate the Warrants unless the Warrants have been exercised within 10 days after SMX has received the Call Option Notice from FREYR, provided however that the Warrants must be exercised, and the Shares issued, prior to closing of the Qualified Transaction Event (the “Call Option”). If FREYR exercises its Call Option, SMX shall have the right to elect to receive payment in cash in lieu of exercising the Warrants of an amount equal to the Service Fee of EUR 375,000 in addition to interest on the Service Fee of EUR 375,000 at the rate of 2% per annum, which accrues on a daily basis, from the Warrants Issuance Date until payment of the Service Fee of EUR 375,000.

4)	A “Qualified Transaction Event” shall mean the event that (i) FREYR is being listed on Merkur Market, Oslo Axess Oslo Stock Exchange or another multilateral trading facility, regulated market or international securities exchange, (ii) FREYR is the transferor in a statutory merger, (iii) a natural or legal person assumes directly or indirectly more than half of the share capital in FREYR either by way of acquisition of existing shares, or subscription of new shares, or a combination thereof, or (iv) FREYR’s share capital is increased with an amount equal to 100% or more of the share capital of FREYR at the date hereof.

Article 10. Confidentiality

1)	“Confidential Information” shall mean the contents of this Agreement, the contents of discussions between the Parties based on this Agreement and all confidential or proprietary information of the disclosing Party or its affiliates, including without limitation trade secrets, business and technical information, whether or not reduced to writing, furnished by the receiving Party under this Agreement (hereinafter referred to as “Confidential Information”) in a strict confidence.

2)	The Parties shall keep Confidential Information confidential with the same degree of care with which they treat and protect their own equally important confidential information to avoid disclosure to any unauthorized third party but at least with reasonable care; provided, however, that (i) the receiving Party may disclose the disclosing Party’s Confidential Information to attorneys, accountants and financial or other advisers, and, (ii) SMX may disclose FREYR’s Confidential Information received to its parent companies (i.e. Sumitomo Corporation and Sumitomo Corporation Global Metals Co., Ltd.) on a need-to-know basis, provided that the receiving Party shall procure that a person receiving Confidential Information under the aforementioned (i) and (ii) shall adhere to the obligations of a “receiving Party” set out in this Article 10. The receiving Party shall not use the disclosing Party’s Confidential Information for any purpose other than for the implementation and performance of this Agreement. Confidential Information shall remain the property of the disclosing Party.

3)	Confidential Information shall not include any information which:

(i)	was already publicly known at the time of disclosure to the receiving Party;

(ii)	hereafter becomes, through no willful misconduct or negligence of the receiving Party, generally known to the public;

(iii)	was already known by the receiving Party prior to disclosure of the Confidential Information;

(iv)	was lawfully obtained by the receiving Party from a third party who has breached no obligation to SMX; or

(v)	was independently developed by the receiving Party without making use of any Confidential Information.

4)	If the receiving Party is ordered or required to disclose the Confidential Information pursuant to the order of any court, administrative agency or securities market, the receiving Party shall only disclose such Confidential Information as is necessary to comply with such order or requirement; provided however, that the receiving Party shall immediately notice thereof to the disclosing Party and shall make commercially reasonable efforts to take necessary measures to minimize the scope of such disclosure to the extent permitted by law.

5)	The disclosing Party shall not have any liability or responsibility for errors or omissions in, or any decisions made by the receiving Party in reliance on any Confidential Information disclosed under this Agreement.

6)	The obligations of confidentiality under this Agreement shall survive for a period of three (3) years after the termination or expiration of this Agreement.

7)	Upon the termination or expiration of this Agreement, if disclosing Party so requests in writing, the receiving Party shall immediately return all items of the Confidential Information (including all copies thereof) to the disclosing Party or destroy any notes or personal memorandum, which include or are based upon such Confidential Information, to the extent technically practicable; provided, however, that the receiving Party may keep and retain any decision-making documents submitted to its management which incorporate any Confidential Information and which the receiving Party is required to retain by law or internal regulations, subject to the confidentiality obligations of this Agreement.

Article 11. Costs

1)	FREYR shall bear all administrative costs (excluding tax on SMX’s income or capital gain) associated with the issuing of the Warrants, the issuance of the Shares and the payment of dividends on the Shares.

2)	Except as otherwise designated in this Agreement, each Party shall bear all costs (lawyer, certified public accountant, etc.) and the compensation and costs for third parties; provided however that, this provision shall not apply to the cost of servicing the obligation, compensation for damages, compensation, etc., due to the failure of the other party to meet its obligations.

Article 12. Term

This Agreement shall become effective from the Effective Date.

Article 13. Shareholder Agreement and Tag Along1

If SMX exercises the Warrants, and the Call Option Notice has not been made by FREYR in accordance with Article 9.3 before the date when SMX exercises the Warrants, SMX and the Major Shareholders shall immediately enter into a shareholders agreement regulating the following:

“If any of the Major Shareholders sell or transfer all of their Shares, the transferring Major Shareholder shall procure that SMX has a right to participate in the transaction by selling or transferring all of its Shares on the same terms and conditions as the relevant Major Shareholder (“Tag-Along Right”), provided, however, that SMX only shall be obligated to give fundamental warranties and shall not be obligated to accept any non-compete, non-solicitation or similar obligations in favor of the acquirer. Any Major Shareholder shall immediately send a written notice to SMX informing of the Major Shareholder’s intention to sell or transfer Shares and the terms of the transfer (“Selling Notice”). If SMX wishes to exercise its Tag-Along Right, it must within thirty (30) days from the receipt of the Selling Notice deliver a written notice which states that it wishes to exercise the Tag-Along Right.”

The shareholders agreement shall be limited to the above regulation of the Tag-Along Right, and shall terminate upon a Qualified Transaction Event taking place.

[1]	ATS Next AS, Teknovekst NUF, and EDGE Global LLC must accede to Article 13 of the investment Agreement.

Article 14. Termination

In addition to the provisions relating to termination in other articles hereof, SMX may, by notice to FREYR, immediately terminate this Agreement, if:

1)	FREYR fails to perform or breaches any obligation under this Agreement and such failure or breach is not cured within thirty (30) days after dispatch of the notice requesting by the Party to remedy the breach;

2)	FREYR becomes insolvent, or proceedings for insolvency, receivership, bankruptcy, or liquidation are commenced by or against the other Party.

3)	merger, acquisition, and/or transfer of any business of FREYR that is materially related to or may materially affect the Services has taken or is to take place; or

4)	the Warrants are not duly granted to SMX by the Due Date.

Termination of this Agreement shall only take effect in the future and, unless otherwise specified in this Agreement, rights and obligations incurred under this Agreement prior to termination shall not be affected by the termination.

Article 15. Press Releases

FREYR and SMX shall not issue any press releases on the subscription of the Shares without the prior written consent from the other Party.

Article 16. Governing Law

This Agreements shall be governed by and construed in accordance with the laws of Norway. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be finally settled by arbitration in Oslo, Norway, in accordance with the Norwegian Arbitration Act of 14 May 2004 no. 25. The language used in the arbitration procedure shall be English. The Parties undertake and agree that all arbitral proceedings shall be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Notwithstanding the foregoing, either Party may seek interim relief for any dispute.

Article 17. Amendment

No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement. No modifications, alterations, additions or changes in the terms hereof shall be binding on either Party hereto unless otherwise agreed in writing by the duly authorized representatives of both Parties hereto.

Article 18. Compliance

SMX and FREYR represent and warrant that the Parties will comply with all applicable laws, regulations and governmental orders relating to its performance under this Agreement. SMX and FREYR agree that in performing any activities hereunder, neither Party shall undertake, nor cause, nor permit to be undertaken, any activity which is illegal under any applicable laws, decrees, rules, regulations or public policies. The Party shall indemnify the other Party in full for any and all costs, claims, expenses, demands and proceedings incurred by or levied against the other Party resulting from any contravention by the Party of such laws, decrees, rules, regulations, or public policies.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have caused this Agreement to be executed in duplicate and each Party shall keep one (1) copy thereof respectively.

FREYR AS		Sumisho Metalex Corporation

Signature:	/s/ Tom Einar Jensen	Signature:	/s/ Yoshimitsu Matsuda
Name:	Tom Einar Jensen	Name:	Yoshimitsu Matsuda
Title:	Chief Executive Officer	Title:	Representative Director, President
Date:	December 4, 2020	Date:	4. Dec. 2020

Appendix A

Resolution of an Extraordinary General Meeting in FREYR AS for the issuance of
Warrants